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                                                        EXHIBIT-99.B15
                                                      (DISTRIBUTION PLAN)

                               DISTRIBUTION PLAN

     DISTRIBUTION PLAN, amended and restated as of September 29, 1995 (the "Amended and Restated Plan"), of Green Century Funds, a Massachusetts business trust (the "Trust") as amended and restated June 27, 1997.

                              W I T N E S S E T H

     WHEREAS, the Trust has been organized to operate as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

     WHEREAS, the Shares of Beneficial Interest (par value $0.01 per share) of the Trust (the "Shares") are divided into separate series, the Green Century Balanced Fund (the "Balanced Fund") and Green Century Equity Fund (the "Equity Fund") (each, along with any series which may in the future be established, a "Series"); and

     WHEREAS, the Trust intends to distribute the Shares of the Balanced Fund in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and has adopted a Distribution Plan dated as of August 13, 1991 (the "Plan") as a plan of distribution pursuant to such Rule; and

     WHEREAS, the Trust has engaged Sunstone Distribution Services, LLC, a Wisconsin limited liability company ("Sunstone" or the "Distributor"), to provide certain distribution services for the Trust; and

     WHEREAS, the Trust has entered into a distribution agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust in the manner specified in Rule 12b-1 (the "Distribution Agreement")) with the Distributor, whereby the Distributor will provide facilities and personnel and render services to the Trust in connection with the offering and distribution of the Shares of each Series; and

     WHEREAS, the Board of Trustees, in considering whether the Trust should adopt and implement this Amended and Restated Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Amended and Restated Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Balanced Fund of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Amended and Restated Plan will benefit the Balanced Fund and its shareholders.


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     NOW, THEREFORE, the Board of Trustees hereby adopts this Amended and
Restated Plan for the Trust as a plan of distribution in accordance with Rule 12b-1, on the following terms and conditions:

   1. As specified in the Distribution Agreement, the Trust will reimburse the Distributor for costs and expenses incurred in connection with the distribution and marketing of Shares of the Balanced Fund. Such distribution costs could include, without limitation, advertising expenses and the expenses of printing (excluding typesetting) and distributing prospectuses and reports used for sales purposes, expenses of preparing and printing sales literature; expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, payments to broker-dealers for services in connection with the distribution of Shares, including fees calculated with reference to the average daily net asset value of Shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or institution receiving such fees; and other distribution-related expenses whether or not specifically required to be made by the Distributor pursuant to the Distribution Agreement.

   2. The Trust may pay the Distributor a fee from the Balanced Fund not to exceed 0.25% of the average daily net assets of the Balanced Fund (and with regard to future Series, such percentage of the average daily net assets of such Series as is agreed to by the Trust and the Distributor) as reimbursement for costs and expenses incurred in connection with the distribution and sales of Shares of the Series and which are approved by the investment adviser or required by law. To the extent such expenses exceed the stated limit, the Distributor will bear such expenses. It is understood that the Trust's investment adviser shall reimburse the Distributor for such expenses, which are either approved by the investment adviser or required by law, in excess of amounts the Trust may pay subject to the Distributor's fee stated above.

   3. The Trust shall pay or cause to be paid all fees and expenses of any independent auditor, legal counsel, administrator, sponsor, transfer agent, custodian, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Trust; insurance premiums; expenses of calculating the net asset value of Shares; expenses of shareholders meetings; and expenses relating to the issuance, registration and qualification of Shares.

   4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

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   5.   The Plan has been approved by a vote of at least a "majority of the outstanding voting securities" of the Trust and by a vote of the Board of Trustees and a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), such votes having been cast in person at a meeting called for the purpose of voting on the Plan. This Amended and Restated Plan shall become effective on or soon after July 1, 1997.

   6. This Amended and Restated Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Amended and Restated Plan. If such annual approval is not obtained, this Amended and Restated Plan shall expire on the date which is 15 months after the date of the last approval.

   7. This Amended and Restated Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be expended from the assets of any Series for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of such Series, and (b) any material amendment of this Amended and Restated Plan shall be effective only upon approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Amended and Restated Plan may be terminated at any time with respect to any Series by a vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of such Series.

   8. The Trust and the Distributor each shall provide the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Amended and Restated Plan and the purposes for which such expenditures were made.

   9. While this Amended and Restated Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

 10. For the purposes of this Amended and Restated Plan, the terms "interested persons" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Distributor, the value of the net assets of any Series shall be computed in the manner specified in the then-current prospectus and statement of additional information applicable to Shares of such Series.

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  11.  The Trust shall preserve copies of this Amended and Restated Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the "Records") for a period of six years from the end of the fiscal year in which such Record was made, and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

 12. This Amended and Restated Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

 13. If any provision of the Amended and Restated Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Amended and Restated Plan shall not be affected thereby.